Exhibit 99.1

OFFICEMAX INCORPORATED
2006 Director Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award (the “Award”), is granted on July 28, 2006 (the “Award Date”), by OfficeMax Incorporated (“OfficeMax”) to                      (“Director” or “you”) pursuant to the 2003 OfficeMax Incentive and Performance Plan (the “Plan”) and pursuant to the following terms:

1.                                       The Award is subject to all the terms and conditions of the Plan.  All capitalized terms not defined in this Agreement shall have the meaning stated in the Plan.

2.                                       You are awarded                      restricted stock units, at no cost to you, subject to the restrictions set forth in the Plan and this Agreement.

3.                                       Your Award is subject to a six-month restriction period.  The units will vest six months following the date of grant, on January 28, 2007, if you are then still an OfficeMax Director.  Vested units will be payable six months following the date of your termination of service as a director due to your retirement or resignation from the Board (or immediately upon a termination of service due to death or disability).

4.                                       Unless otherwise approved by the Board of Directors, if you terminate service as a director prior to January 28, 2007 for a reason other than death or disability, your Award will be forfeited

5.                                       In the event of a Change in Control (as defined in the Plan) prior to the end of the restriction period pursuant to paragraph 3, the continuing entity may either continue this Award or replace this Award with an award of at least equal value with terms and conditions not less favorable than the terms and conditions provided in this Award Agreement, in which case the Award will vest and become payable according to the terms of the applicable Award Agreement.  If the continuing entity does not so continue or replace this Award, the restriction period will lapse with respect to all units not vested at the time of the Change in Control or your termination, and all units will be payable according to paragraph 3 above.  In the event of a Change in Control, payment of the Award will be made in the common stock of the continuing entity when due according to the applicable Award Agreement.

6.                                       The units awarded pursuant to this Agreement cannot be sold, assigned, pledged, hypothecated, transferred, or otherwise encumbered prior to payment.

7.                                       You will receive notional dividend units on the awarded units equal to the amount of dividends paid on OfficeMax’s common stock.  Notional dividends paid on your restricted stock units will be accumulated in a bookkeeping account without interest until the restrictions on the respective restricted stock units have lapsed, and payment of the underlying restricted stock units is made.  Dividend units paid on forfeited restricted stock units will be forfeited.

8.                                       With respect to the awarded units, you are not a shareholder and do not have any voting rights.

9.                                       Vested restricted stock units will be paid to you in whole shares of OfficeMax common stock.  Partial units, if any, and dividend units will be paid in cash.

10.                                 It is the intention of OfficeMax that this Award not result taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder.  Notwithstanding anything to the contrary herein, to the extent that any provision of this Award would otherwise result in taxation under Section 409A of the Code, such provision shall be deemed null and void.  By accepting this Award, you agree that in the event that amendment of this Award is required in order to comply with Section 409A of the Code, you shall negotiate in good faith with OfficeMax with respect to amending the Award, provided that OfficeMax shall not be required to assume any increased economic burden in connection with any such amendment.

You must sign this Agreement and return it to OfficeMax’s Compensation Department on or before August 31, 2006, or the Award will be forfeited.  Return your executed Agreement to:  Pam Delaney, OfficeMax, 150 Pierce Road, Itasca, IL  60143, or fax your signed form to 630-438-2460.

OfficeMax Incorporated		Director

By:
	Perry Zukowski	Signature:
Executive Vice President,
	Human Resources	Printed Name:

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